Exhibit 10.2

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONSTITUTION PIPELINE COMPANY, LLC

A Delaware Limited Liability Company

This FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CONSTITUTION PIPELINE COMPANY, LLC (“Amendment”), is entered into as of November 9, 2012 (“Amendment Effective Date”), by and among CONSTITUTION PIPELINE COMPANY, LLC, a Delaware limited liability company (“Company”), WILLIAMS PARTNERS OPERATING LLC, a Delaware limited liability company (“Williams”), CABOT PIPELINE HOLDINGS LLC, a Delaware limited liability company (“Cabot”), and PIEDMONT CONSTITUTION PIPELINE COMPANY, LLC, a North Carolina limited liability company (“Piedmont”) (each hereinafter also referred to as a “Party” and collectively as the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Limited Liability Company Agreement of Constitution Pipeline Company, LLC, dated April 9, 2012 (as amended herein, the “Agreement”).

WITNESSETH:

WHEREAS, the Company was originally formed by Williams executing an Operating Agreement, dated February 15, 2012, and filing a Certificate of Formation with the Secretary of State of Delaware as the initial, sole member of the Company; and

WHEREAS, by execution of the Agreement, Cabot became a Member holding a 25% Sharing Ratio in the Company, with Williams holding the remaining 75% Sharing Ratio; and

WHEREAS, the Parties now desire that Piedmont become a Member holding a 24% Sharing Ratio in the Company, which interest would be made available by reducing Williams’ Sharing Ratio to 51%; and

WHEREAS, the Parties further desire to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Company, Williams, Cabot and Piedmont hereby agree as follows:

1. Admission of Piedmont as a Member. By and with the express consent and approval of each of the Parties hereto, and subject to the terms contained herein, Piedmont is hereby admitted as a Member of the Company for all purposes of the Agreement and is entitled to all of the rights and privileges incidental thereto, and is hereby issued a 24% Sharing Ratio in the Company, which Sharing Ratio is made available by a reduction of Williams’ Sharing Ratio from 75% to 51%.

2. Ratification of the Agreement and Acknowledgement of the CO&M Agreement. Williams hereby represents and warrants that it has delivered true and complete copies of the Agreement and the CO&M Agreement to Piedmont, including all amendments, restatements or other modifications thereof, and Piedmont hereby acknowledges that it has received and reviewed such copies of the Agreement and the CO&M Agreement. Piedmont hereby ratifies the Agreement and agrees that upon execution of this Amendment, Piedmont shall become a party to the Agreement and shall be fully bound by and subject to all of the covenants, terms and conditions of the Agreement as of the Amendment Effective Date. Piedmont acknowledges that the Company has approved and duly executed, and is subject to the terms and conditions of, the CO&M Agreement.

3. Capital Contributions.

3-1. The Company represents, and Piedmont hereby acknowledges, that as of the Amendment Effective Date, the Members have made Capital Contributions to the Company, including Pre-Effective Date Expenditures, in the following amounts:

Williams	$14,962,500
Cabot	$4,987,500

3-2. Within three Days following the Amendment Effective Date, Piedmont shall make a Capital Contribution to the Company in the following amount:

Piedmont	$4,788,000

Such Capital Contribution shall be made by wire transfer to the Company delivered to the following bank account:

Constitution Pipeline Company, LLC

JPMorgan Chase Bank

New York, NY

ABA #

Acct#

3-3. Notwithstanding Section 4.04 of the Agreement or any other provision thereof or hereof, immediately following Piedmont’s Capital Contribution made pursuant to paragraph 3-2 above, the Company shall refund to Williams an amount equal to the amount of such Capital Contribution by Piedmont (“Refund Amount”). Williams’ and Piedmont’s respective Capital Accounts shall be adjusted correspondingly and consistent with the payments and refund of Capital provided for in Section 3-1 and 3-2 above and this Section 3-3.

4. Waiver of Specified Provisions of the Agreement. In conjunction with and solely for the purpose of effectuating the action taken in Section 1 above, Cabot and Williams, acting on behalf of themselves and the Company, do hereby waive (and/or deem expressly satisfied) the applicable requirements of each of the following Sections of the Agreement as they relate to the partial Disposition of Williams’ Membership Interest and Sharing Ratio to Piedmont and the admission of Piedmont as a Member of the Company: 3.03(a), 3.03(b)(i) – 3.03(b)(iv), and 4.03.

5. Representations and Warranties of Piedmont. Piedmont hereby represents, warrants and covenants to the Company and each other Member that the statements set forth in Sections 3.02(a)(i) through (iv) of the Agreement as they relate to the execution of this Amendment and ratification of the Agreement, as of the Amendment Effective Date, are true and correct as to Piedmont and shall be true and correct at all times that Piedmont is a Member.

6. Representations and Warranties of Williams. Williams hereby represents, warrants and covenants to Piedmont that the statements set forth in Section 3.02(b) of the Agreement are true and correct as of the Amendment Effective Date with respect to both the Agreement and this Amendment.

7. Amendments to Specific Provisions of the Agreement.

7-1. The following definitions are hereby added to the Agreement:

“Additional Membership Interest—an additional Membership Interest created and issued pursuant to Section 3.04.”

“Piedmont—Piedmont Constitution Pipeline Company, LLC.”

7-2. Clause (f) of the definition of Change of Member Control in the Agreement is hereby deleted in its entirety.

7-3. The last sentence of the definition of Default in the Agreement is hereby deleted in its entirety and replaced by the following:

“The Management Committee may, but shall have no obligation to, extend the foregoing 15-Day and 30-Day periods.”

7-4. The definition of Matured Financing Obligation is hereby amended by adding the following new sentence to the end of the current definition:

“Any Matured Financing Obligation for the Initial Facilities shall constitute a Cost of the Initial Facilities for all purposes hereunder and shall be subject to the Initial Facilities Contribution Cap.”

7-5. Section 3.02(b)(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

“there are no (A) preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any interest in the Company or (B) outstanding options or warrants to purchase any interests in the Company.”

7-6. Section 3.03(b)(ii) of the Agreement is hereby amended by deleting the last sentence thereof.

7-7. Section 6.02(f)(iii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(iii) Exclusion of Certain Members and Their Sharing Ratios. With respect to any vote, consent or approval, any Member in Default shall be excluded from such decision, and the Sharing Ratio of such Member in Default shall be disregarded in calculating the voting thresholds in Section 6.02(f)(i). In addition, if any other provision of this Agreement provides that a Majority Interest, Supermajority Interest, Ultramajority Interest or Unanimous Interest is to be calculated without reference to the Sharing Ratio of a particular Member, then the applicable voting threshold in Section 6.02(f)(i) shall be deemed adjusted accordingly.”

7-8. Section 6.02(i)(ii) of the Agreement is hereby amended by deleting clause (G) in its entirety and replacing it with the following:

“(G) calling for loans to the Company pursuant to Section 4.02 rather than Capital Contributions pursuant to Section 4.01; and

(H) any other action that, pursuant to an express provision of this Agreement, requires the approval of an Ultramajority Interest.”

7-9. Section 6.02(i)(iii)(A) of the Agreement is hereby deleted in its entirety and replaced by the words “Intentionally Omitted.”

7-10. Section 6.02(i)(iii)(G) of the Agreement is hereby redesignated as Section 6.02(i)(iii)(E).

7-11. Section 6.04(c) of the Agreement is hereby deleted in its entirety and replaced by the following:

“(c) Notwithstanding any other provision in this Agreement, if the Company and a Member or an Affiliate thereof propose to enter into or amend a contract or arrangement with each other (a “Contract Decision”), or if a dispute arises between the Company and an Affiliate of a Member under a Gas Transportation Service Agreement or any other contract or arrangement, any such Contract Decision or dispute that is not resolved by discussion among the Management Committee shall be resolved in accordance with Article 11, unless such Contract Decision or dispute is within the primary jurisdiction of the FERC.”

7-12. The following is hereby added to the Agreement as new Section 7.01(c):

“(c) Cabot Precedent Agreement Termination Contingency. Notwithstanding anything herein to the contrary, if for any reason the Cabot Precedent Agreement is terminated at any time prior to the In-Service Date, and without effect on any remedies potentially available to the Company on account of such termination, the Management Committee shall vote on whether to continue with the construction of the Initial Facilities and the following provisions shall apply:

(i) If a Unanimous Interest votes to continue with the construction of the Initial Facilities, then each Member, without limiting such Member’s rights otherwise set forth in this Agreement, shall be firmly committed to the construction of the Initial Facilities.

(ii) If a Majority Interest votes to continue with the construction of the Initial Facilities but such vote is not unanimous, then the Members that voted for continuing with such construction may elect to continue with the construction of the Initial Facilities under this Agreement. If such Members elect to continue with the construction of the Initial Facilities, then the following shall apply: (A) any Member that voted not to continue with such construction shall not be required to make any further Capital Contribution to the Company for the Cost of the Initial Facilities, and such Member shall not be considered to be a Breaching Member or to be in Default for failure to make a further Capital Contribution to the Company and the provisions of Section 4.06 shall not apply thereto and this Section 7.01(c)(ii) shall constitute the sole and exclusive remedy of the Company and each other Member with respect to such Member’s failure to make a Capital Contribution to the Company pursuant to a Capital Call validly and timely issued pursuant to Section 4.01; and (B) each Member’s Capital Account shall be adjusted (i) to reflect any additional Capital Contributions actually received by the Company from the Members electing to continue with such construction and (ii) to reflect the application of Section 4.05, and each Member’s Sharing Ratio shall be adjusted to equal such Member’s adjusted Capital Account (reduced by the portion of any Capital Account attributable to any Priority Interest) divided by the sum of the adjusted Capital Accounts (reduced by the portion of any Capital Account attributable to any Priority Interest) of all Members.

(iii) If a Majority Interest votes to continue with the construction of the Initial Facilities but such vote is not unanimous, and the Members that voted to continue with such construction thereafter elect not to continue with such construction, then such event shall be a Dissolution Event and the Company shall dissolve and its affairs shall be wound up pursuant to Article 12, unless otherwise unanimously agreed to by all of the Members.

(iv) A vote of a Majority Interest against continuing with the construction of the Initial Facilities shall be a Dissolution Event and the Company shall dissolve and its affairs shall be wound up pursuant to Article 12, unless otherwise unanimously agreed to by all of the Members.”

7-13. Exhibit A to the Agreement is hereby deleted in its entirety and replaced by revised Exhibit A attached hereto.

7-14. Exhibit D to the Agreement is hereby deleted in its entirety and replaced by revised Exhibit D attached hereto.

8. Further Assurances. Each Member agrees to execute such other additional instruments and documents, and to take such further actions, as may be reasonably necessary to effectuate the terms and provisions of this Amendment.

9. Captions; Titles. The captions and titles to the paragraphs in this Amendment are included only for the convenience of reference and shall have no effect on, or be deemed part of, the text of this Amendment.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

Remainder of page intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the Company and the Members have duly executed this Amendment as of the Amendment Effective Date.

COMPANY:

CONSTITUTION PIPELINE COMPANY, LLC

By:	/s/ Frank J. Ferazzi
Its Chairman

MEMBERS:

WILLIAMS PARTNERS OPERATING LLC
By: Williams Partners L.P., its sole member
By: Williams Partners GP LLC, its general partner

By:	/s/ Frank J. Ferazzi
Name:	Frank J. Ferazzi
Title:	Vice President

CABOT PIPELINE HOLDINGS LLC

By:	/s/ Scott C. Schroeder
Scott C. Schroeder
Vice President, Chief Financial Officer, and Treasurer

PIEDMONT CONSTITUTION PIPELINE
COMPANY, LLC

By:	/s/ Frank H. Yoho
Name:	Frank H. Yoho
Title:	Senior Vice President

EXHIBIT A

MEMBERS

Name and Address	Sharing Ratio	Parent	Representative and Alternate Representatives
Williams Partners Operating LLC 2800 Post Oak Blvd. Houston, Texas 77056 Attn: Senior Vice President Fax:	51%	Williams Partners L.P.	Frank J. Ferazzi – Representative James C. Moore – Alternate Representative Richard D. Rodekohr – Alternate Representative

Cabot Pipeline Holdings LLC Three Memorial Plaza 840 Gessner, Suite 1400 Houston, Texas 77024 Attn: Marketing Administration Fax:	25%	Cabot Oil & Gas Corporation	Scott C. Schroeder – Representative Jeffrey W. Hutton – Alternate Representative Steven W. Lindeman – Alternate Representative

Piedmont Constitution Pipeline Company, LLC 4720 Piedmont Row Drive Charlotte, North Carolina 28210 Attn: Senior Vice President and Chief Utility Operations Officer, Commercial Operations Fax:	24%	Piedmont Natural Gas Company, Inc.	Victor M. Gaglio – Representative Karl W. Newlin – Alternate Representative Frank H. Yoho – Alternate Representative